Exhibit 10.45

ADDENDUM XVI
TO
SPRINT PCS MANAGEMENT AGREEMENT

Manager:                      Shenandoah Personal Communications, LLC

Service Area:            Altoona, PA #12
Hagerstown, MD-Chambersburg, PA-Martinsburg, WV #179
Harrisburg, PA #181
Harrisonburg, VA #183
Washington, DC (Jefferson County, WV only) #471
Winchester, VA #479
York-Hanover, PA #483

This Addendum XVI dated as of December 9, 2013, contains certain additional and supplemental terms and provisions to that certain Sprint PCS Management Agreement entered into as of November 5, 1999, by the same parties as this Addendum (or their predecessors in interest), which Management Agreement was initially amended by Addenda I-XV (as so amended, the "Management Agreement"). The terms and provisions of this Addendum control, supersede and amend any conflicting terms and provisions contained in the Management Agreement. Except for express modifications made in this Addendum, the Management Agreement continues in full force and effect.

Capitalized terms used and not otherwise defined in this Addendum have the meanings ascribed to them in the Management Agreement. Section and Exhibit references are to Sections and Exhibits of the Management Agreement unless otherwise noted.

This Addendum is effective on the date written above (the "Effective Date"). On the Effective Date, the Management Agreement is modified as follows:

I.    Spectrum  Availability in the Altoona, PA BTA.  The Parties acknowledge that Sprint PCS has entered  into a spectrum swap transaction with an unrelated third party in which Sprint PCS will transfer certain spectrum in the Altoona, PA BTA and receive in return certain alternative spectrum in the Altoona, PA BTA (the "Spectrum Swap"). The Spectrum Swap will not result in a net change to the amount of spectrum made available to Manager but will result in adjustment of the specific frequency ranges made available for Manager's use in the Altoona, PA BTA under this Agreement. Sprint PCS will notify Manager of the date the Spectrum Swap has been completed and received all necessary approvals (the "Spectrum Swap Effective Date"). The Spectrum Swap Effective Date is expected to occur in the first or second quarter of 2014.  Following the Effective Date, but beginning no sooner than Jan.1, 2014, Sprint PCS will cause the re-tuning of Manager's equipment to the new frequencies.  All costs and expenses charged by Sprint's vendor in connection with re-tuning of Manager's equipment shall be borne by Sprint and paid by Sprint directly to the vendor.   Immediately upon the Spectrum Swap Effective Date: (i) the 1860-1865 MHz on the uplink and 1940-1945 MHz on the downlink spectrum ranges in the Altoona, PA BTA will no longer be available to Manager; and (ii) the following spectrum ranges will become available for use by Manager in the Altoona, PA Service Area with respect to CDMA and LTE: 1905-1910 MHz on the uplink and 1985-1990 MHz on the downlink.

2.          Exclusivity. Upon the Spectrum Swap Effective Date, Section 2.3(a) of the Management Agreement is amended to read as follows:

2.3 Exclusivity

(a)
Subject only to the exceptions set forth in Section 2.3(d) Manager will be the only person or entity that is a manager, operator or provider of wireless mobility services for Sprint PCS and its Related Parties in the Service Area in the: (i) 1850-1865 MHz and 1870-1885 MHz spectrum ranges on the uplink and 1930-1945 and 1950-1965 MHz spectrum ranges on the downlink with respect to CDMA and LTE in the applicable Shentel Territory; provided, however, that with respect to the Altoona, PA BTA only, the applicable spectrum ranges for purposes of this Section 2.3(a)(i) are 1850-1860 MHz, 1870-1885MHz and 1905-1910 MHz spectrum ranges on the uplink and  1930-1940 and  1950-1965 and  1985-1990 MHz spectrum  ranges on the downlink; (ii) the 1900 MHz PCS G-Block Spectrum Range. with respect to CDMA and LTE, effective upon the Network Vision Completion Date; and (iii) the former iDEN Block in the 800 MHz Spectrum Range (with respect to  CDMA and LTE products and services only), subject to the limitations set forth below in this Section 2.3(a) and upon receipt of written approval from Sprint PCS.   The amount of spectrum in the 800 MHz Spectrum Range made available to Manager by Sprint PCS may vary between BTAs  based on re-banding schedules, conflicts  with local incumbents, conflicts with  residual iDEN usage, regulatory approvals, and other factors. Sprint PCS will notify Manager in writing of specific spectrum availability in each BTA as determined by Sprint PCS in its sole discretion as of the Network Vision Completion Date, and thereafter as additional portions of the 800 MHz Spectrum Range become available.  Manager agrees to comply with all FCC rules related to interference mitigation during its management of spectrum in the 800 MHz Spectrum Range. The rights to manage, operate and provide wireless mobility services utilizing the spectrum ranges set forth in (i) - (iii) in the preceding sentence are collectively referred to as the "Exclusive Rights." Neither Sprint PCS nor any of its Related Parties will permit any other person or entity to manage, operate or provide wireless mobility services in violation of the Exclusive Rights for Sprint PCS and/or its Related Parties in the Service Area, except that Sprint PCS may enter into roaming arrangements with other parties. For purposes of this Section 2.3, "mobility" means the capability to sustain a continuous session (voice or data) throughout a broad geographic area by transferring the session from cell site to cell site as the mobile device moves within the geographic area. For purposes of clarification, Wi-Fi is not a wireless mobility service unless such service can be transferred from cell site to cell site.

3.      Manager and Sprint PCS' Representations.  Manager  and  Sprint  PCS  each represents and warrants that its respective  execution, delivery and performance of its obligations described  in this  Addendum  have  been duly authorized  by proper action  of its governing  body and do not and will not violate any material agreements  to which it is a party.  Each of Manager and  Sprint  PCS also  represents  and  warrants  that  there are  no legal  or  other  c1aims, actions, counterclaims,  proceedings  or  suits,   at  law  or  in  arbitration   or  equity,   pending  or,  to  its knowledge,  threatened  against  it, its Related  Parties, officers  or directors  that question  or may affect   the  validity   of  this  Addendum, the  execution   and  performance  of  the  transactions contemplated  by  this  Addendum    or   that   party's   right   or  obligation  to  consummate the transactions contemplated by this Addendum.

4.      Reaffirmation of Sprint Agreements. Each of the undersigned reaffirms in their entirety, together with their respective rights and obligations thereunder, the Management Agreement, the Services Agreement, the Trademark and Service Mark License Agreements, and the Schedule of Definitions (as defined in the Management Agreement).

5.      Counterparts. This  Addendum may  be executed  in  two  or  more  counterparts, each of which shall  constitute  an original  but all of which  when taken  together shall  constitute but one agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date first above written.

SHENANDOAH PERSONAL COMMUNICATIONS, LLC

By: /s/Christopher E. French
Name: Christopher E. French
Title: President

SPRINT SPECTRUM L.P.

By: /s/ Traci Jovanovic
Name: Traci Jovanovic
Title: Vice President

SPRINT COMMUNICATIO.N.S COMPANY, L.P.

By: /s/ Traci Jovanovic
Name: Traci Jovanovic
Title: Vice President

WIRELESSCO, L.P.

By: /s/ Traci Jovanovic
Name: Traci Jovanovic
Title: Vice President

APC PCS, LLC

By: /s/ Traci Jovanovic
Name: Traci Jovanovic
Title: Vice President

PhillieCo, L.P.

By: /s/ Traci Jovanovic
Name: Traci Jovanovic
Title: Vice President